EXHIBIT 99.1

Thomas Tolda Has Joined the Company and Heritage Oaks Bank as Executive Vice President, Chief Financial Officer

PASO ROBLES, Calif., Jan. 27, 2011 (GLOBE NEWSWIRE) -- Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (Nasdaq:HEOP) today announced that Thomas Tolda has joined the Company and Heritage Oaks Bank as Executive Vice President, Chief Financial Officer. "With over 25 years of banking experience, Tom is a great addition to our executive management team," stated Mr. Ward. "Tom has many years of hands on experience as CFO at larger financial institutions which will be of great value to Heritage Oaks Bank as we look to grow in future years. We couldn't be more thrilled to have someone with his level of experience and talent joining our company," continued Mr. Ward.

Most recently, Tom served as the EVP and CFO at East West Bank, a $20 billion bank in Southern California. Prior to that, Tom was the EVP and CFO for the Consumer Credit Group at Wells Fargo & Co.

Tom is a native of New York and holds a Bachelor of Science degree from New York University as well as an MBA from Fordham University in NY. Tom and his wife have lived in the San Francisco Bay area for the past 11 years.

In other news, Heritage Oaks Bancorp will announce the results of the fourth quarter 2010 at the close of business February 7, 2011 and hold a conference call the following morning at 8:00 AM PST.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the success of the Company and Bank in fulfilling the requirements of the Order and written agreement, completing the capital raise as described above, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: LAWRENCE P. WARD, CEO/PRESIDENT
         RONALD OLIVEIRA, COO
         805-369-5200